UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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BlackRock ESG Capital Allocation Term Trust
(NYSE: ECAT)

BlackRock continues to take meaningful action intended to enhance the value of your investment and deliver on the Fund's investment objectives, guided by an award-winning[1] management team and a Board with decades of relevant experience.

Your Board and management team continue to deliver for you:

59%

Cumulative return on market price over the last two years—additional value delivered to you through shareholder-friendly actions[2]

- ✓ Increasing Distributions
- ✓ Share Buybacks
- ✓ Discount Management

$594 million

In total distributions since inception, including a **+200%** increase in distributions[3]

ECAT has significantly outperformed its benchmark



Market Return4
ECAT
Benchmark
20.0%
12.3%
58.7%
31.6%
2024
2023-2024 (Cumulative)

BlackRock's quarterly commentary keeps you informed with unique insights about your investment. Please see the attached ECAT commentary or visit **BlackRock Closed-End Funds** for additional information.

[1]Named Morningstar's Outstanding Portfolio Manager of the Year in 2023
[2]Morningstar data as of 12/31/24
[3]BlackRock data as of 12/31/24
[4]Morningstar and BlackRock data as of 12/31/24; Returns on price assume dividends are reinvested; Outperformance against benchmark: 65% MSCI World Index + 35% Bloomberg Aggregate Bond Index; ECAT uses a 65/35 blend of the two benchmarks to best represent a proxy for its multi-asset nature as it is invested across equity and fixed income assets

BlackRock.

© 2025 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. The Fund’s definitive proxy statement for the 2025 Annual Meeting of Shareholders in connection with the solicitation of proxies from Fund shareholders has yet to be filed with the U.S. Securities and Exchange Commission (the “SEC”). After the definitive proxy statement is filed with the SEC, it may be amended or withdrawn. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DEFINITIVE PROXY STATEMENT, WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY ARE AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting and definitive proxy statement and other documents, when they are filed by the Fund with the SEC, by directing a request to the Fund’s proxy solicitor by calling the toll-free number provided in the definitive proxy statement. Copies are also expected to be available at no charge at the website identified in the definitive proxy statement. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s website at http://www.sec.gov. Pursuant to SEC proxy rules, the Fund’s Trustees, nominees for Trustee and executive officers are “participants” in connection with the 2025 Annual Meeting of Shareholders. Certain regular employees and officers of the Fund’s investment manager, administrator, or any of their affiliates may become “participants” if any such persons solicit proxies. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund’s definitive proxy statement for the 2025 Annual Meeting of Shareholders when it is filed with the SEC.